Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014 (except for the first paragraph of Note 8, as to which the date is March 14, 2014), relating to the consolidated financial statements of Aerohive Networks, Inc. and subsidiaries (the “Company”) appearing in the Prospectus dated March 27, 2014 filed by the Company pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended relating to the Company’s Registration Statement No. 333-193939 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 27, 2014